SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported):  July 8, 1999



                             HVIDE MARINE INCORPORATED
               (Exact name of registrant as specified in its charter)



     Florida                                0-28732              65-0524593
(State or other                       (Commission File          (IRS Employer
jurisdiction of                             Number)          Identification No.)
incorporation)



         2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316
                 (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code: 954.524.4200



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Item 5.           Other Events.

         HMI Finance Co. ("HMI"), a limited-purpose corporation, intends to make a private offering of First Priority Senior Secured Notes due 2004 and Second Priority Senior Secured Discount Notes due 2004. If the offering is successfully completed, HMI will use the proceeds to purchase the Registrant's outstanding indebtedness under its bank credit facility, which will be amended to reflect generally the terms of such notes. The following discussion summarizes the events leading to the offering, the purpose of the offering and other matters relating to the Registrant's lack of liquidity.

         Since mid-1998, there has been a severe downturn in offshore oil and gas exploration, development and production activities in the Gulf of Mexico. A similar downturn began in late 1998 in international markets. These downturns are primarily a result of a worldwide decline in oil and gas prices. This has resulted in a substantial decline in offshore energy support vessel day rates and utilization, which has adversely affected the Registrant's operating results. For supply boats operated by the Registrant in the Gulf of Mexico, average day rates declined from $8,475 during the first quarter of 1998 to $4,530 in the first quarter of 1999, while utilization declined from 86% to 70%. For anchor handling tug/supply boats operated by the Registrant in foreign waters, average day rates declined from $5,505 in the first quarter of 1998 to $4,817 in the first quarter of 1999, while utilization declined from 75% to 61%. As a result, the Registrant experienced a decline in revenue from $86.5 million for the first quarter of 1998 to $82.2 million for the first quarter of 1999 and a decline in EBITDA from $32.2 million to $18.0 million for the same periods. The Registrant reported a net loss of $9.1 million for the first quarter of 1999 as compared to net income of $6.5 million for the same period in 1998. The Registrant experienced further declines in vessel day rates and utilization in some of its operating sectors during the second quarter of 1999.

         For the nine months ending December 31, 1999, the Registrant estimates that, in addition to working capital requirements, its cash requirements will be approximately $104.8 million, consisting of approximately $73.1 million for principal and interest payments on its debt (at current rates), approximately $10.0 million for vessel construction (or up to approximately $19.2 million if pending sales are not consummated), approximately $19.5 million for vessel maintenance and improvements, and approximately $2.2 million for vessel operating lease obligations. Assuming that industry conditions do not improve significantly, the Registrant's cash flow from operations and cash on hand will not be sufficient to satisfy its short-term working capital needs, capital expenditures, debt service requirements and lease and other payment obligations.

         Further, as a result of the decline in the Registrant's revenue, the Registrant has not been in compliance since March 31, 1999, with certain covenants contained in its bank credit facility. The lenders have waived this noncompliance until July 30, 1999. The Registrant's independent auditors have qualified their report accompanying the Registrant's financial statements, stating that the Registrant's reduction in revenues and noncompliance with such covenants raise substantial doubt about the Registrant's ability to continue as a going concern.

         The private offering described above is intended to reduce the Registrant's near-term cash requirements. It is anticipated that the notes to be issued in the offering will require no amortization of





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principal, and that interest on a portion of the notes will not be payable for a period of three years. Because the amended credit facility will reflect these terms of the notes, the Registrant will no longer be required to make quarterly payments of principal under the term loan portion of the credit facility and will not be required for three years to make cash payments of interest on a portion of the indebtedness outstanding under such facility. The Registrant estimates that this will result in a reduction of its cash payments of principal and interest of $45.5 million for the nine months ending December 31, 1999 and $43.1 million for 2000. There is no assurance, however, that the offering will be successfully completed. Moreover, even if successfully completed, the offering will not be sufficient to satisfy the Registrant's near-term cash needs. Accordingly, the Registrant will continue to pursue the plan it initiated in the fourth quarter of 1998 to improve its liquidity.

         This plan includes: (i) selling six vessels and three vessels under construction for estimated gross cash proceeds of $17.4 million (and a $9.2 million reduction in future vessel construction payment obligations), which sales are anticipated to be completed by the end of July 1999, provided that all conditions to such sales have been satisfied; (ii) identifying other vessels that may be sold for cash; (iii) curtailing or deferring certain capital expenditures such as drydocking (consistent with safety and operational considerations); (iv) seeking to cancel construction of three new vessels; (v) reducing operating and overhead expenses through the implementation of salary reductions, a hiring freeze and selected layoffs; (vi) strengthening efforts to collect receivables; and (vii) electing to defer interest payments under the Registrant's Trust Preferred Securities. The Registrant is also seeking additional means of financing and is in discussions with respect thereto.

         The Registrant believes that the amendments to its bank credit facility contemplated by the private offering, together with the plan outlined above, will better position the Registrant to meet its near-term cash requirements. However, because various factors, including conditions in the offshore energy support industry, general economic conditions and the cooperation of third parties, are beyond the Registrant's control, there can be no assurance that these measures will succeed in remedying the Registrant's lack of liquidity. If the Registrant is unable to meet its cash requirements, it will likely be required to seek protection from its creditors under applicable bankruptcy laws.







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.


                                       HVIDE MARINE INCORPORATED
                                               (Registrant)



                                       By s/  John H. Blankley
                                              John H. Blankley
                                         Executive Vice President and
                                             Chief Financial Officer


Dated: July 9, 1999